EXECUTION COPY

Kingstone Technology Hong Kong Limited
(“Existing Shareholder”)

vs

Suzhou Zhuo Jing Investment Center (LP)
(“New Shareholder”)

regarding

Shanghai Kingstone Semiconductor Company, Ltd.

Investment Agreement

**This executed agreement is written in both English and Chinese. Both versions are equally binding. The Chinese language version of this agreement is available upon request from Amtech Systems, Inc.

Investment Agreement

This “Investment Agreement” (hereinafter referred to that the “Agreement”) is signed by the following parties on July 17, 2015 in Pudong New District, Shanghai, People’s Republic of China (hereinafter referred to as “China”):

1.	Kingstone Technology Hong Kong Limited
Registered Address:
Room 1501, SPA Centre, 53-55 Lockhart Road, Wanchai, Hong Kong
Company Number: 1498928

2.	Suzhou Zhuo Jing Investment Center (LP)
Address: 558 Fenhu Avenue༌Lili Town༌Wujiang༌Suzhou City
Registration Number: 320500000090854

Collectively the “Parties” and each a “Party”.

Recitals:

1．
Shanghai Kingstone Semiconductor Company Ltd. (hereinafter referred to as the “Company”) was established under Chinese law and validly exists at 200 Niudun Road, Building 7, Unit 1, Pudong New District, Shanghai with registration number 310115400252348. As of the signing date of the Agreement, the Company has a registered capital of RMB 40 million yuan.

2．
The Parties have entered into an Investment Agreement dated June 12, 2015 (“Original Investment Agreement”) agreeing on the overall terms and conditions of the contemplated investment by the New Shareholder to the Company, whereby the Parties agreed to further negotiate and agree on the detailed deal structure and enter into definitive agreements. Now that the Parties have reached an agreement on the deal structure and wish to enter into this Agreement to amend and replace the Original Investment Agreement.

3．
The Existing Shareholder agrees for the New Shareholder to become a shareholder of the Company through capital increase and equity transfer in accordance with the terms and conditions of this Agreement. In the meantime, the Existing Shareholder agrees to waive its right of capital increase.

4．
In accordance with the valuation of the Company reached by the Parties, the New Shareholder agrees to subscribe the Company’s new registered capital and purchase certain equity interest from the Existing Shareholder pursuant to the terms of this Agreement.

Therefore, the Parties agree as follows:

1.	Definitions

1.1.	Unless otherwise provided in this Agreement, the following terms should have the following meanings:

“Amtech”	AMTECH SYSTEMS, INC., an Arizona corporation which is a shareholder of the Existing Shareholder.
“Agreement”	this investment agreement and its appendices, including their modification, alteration and supplement made from time to time.
“Capital Amount”	shall have the meaning described in Article 2.2
“Capital Increase”	shall have the meaning described in Article 2.2
“China Escrow Account”	shall have the meaning described in Article 5.1
China Escrow Agent”	shall have the meaning described in Article 5.1
“China Escrow Agreement”	shall have the meaning described in Article 5.1
“Company”	Shanghai Kingstone Semiconductor Company, Ltd.
“Effective Date”	means the date on which the Parties sign this Agreement.
“Equity Purchase Price”	shall have the meaning described in Article 2.4
“Equity Transfer”	shall have the meaning described in Article 2.4
“Existing Shareholder”	Kingstone Technology Hong Kong Limited.
“Force Majeure”
an event that cannot be controlled by a Party, or is not foreseeable or even if foreseeable, cannot be prevented or avoided by a Party, which results in the Party unable to perform its obligations under this Agreement, such as fire, flood, earthquake, storm, tsunami or other natural disasters, strike or social instability.

“New AOA”	shall have the meaning described in Article 6.1(1)
“New Shareholder”	Suzhou Zhuo Jing Investment Center (LP).
“Original Investment Agreement”	means the Investment Agreement entered into by and between the Parties on June 12, 2015.
“Registration Authority”	People's Republic of China Ministry of Commerce and State Administration for Industry and Commerce or their authorized local counterparts.
“SAFE”	means the State Administration of Foreign Exchange and its authorized local counterparts.

“Sales and Service Agreement”	shall have the meaning described in Article 6.2(3)
“SJ”	SILICON JADE LIMITED, a company incorporated under the laws of Hong Kong with registration number 1498937, which is a shareholder of the Existing Shareholder.
“Transactions”	Means collectively the Equity Transfer and the Capital Increase

1.2.	The usage of the words “Term”, “Schedule” and “Attachment” shall refer to the “Term”, “Schedule” and “Attachment” of this Agreement.

1.3.	The heading of an article and index to this Agreement are for convenience purposes only, and should not affect the interpretation of this Agreement.

2.	Valuation, Capital Increase and Equity Transfer

2.1.
The Parties acknowledge that the Company’s current registered capital before the Capital Increase is RMB 40 million and the shareholding structure before the Capital Increase is as follows. The Parties agree that for purpose of the Transactions, before the Capital Increase, the valuation of the Company is RMB 164,500,000.

	Shareholder	Contribution ( RMB)	Registered Capital %
1	Kingstone Technology Hong Kong Ltd	40,000,000	100%

2.2.
The New Shareholder shall invest RMB 35,500,000 in cash (the “Capital Amount”) in the Company, among which RMB 8,632,219 shall become registered capital of the Company and RMB 26,867,781 shall be booked as the capital reserve of the Company (the “Capital Increase”). The Existing Shareholder hereby waives its right to subscribe the Capital Increase.

2.3.
Immediately after completion of the Capital Increase, the registered capital of the Company shall be increased to RMB 48,632,219 and the shareholding of the Company shall be as follows, and Parties agree that the valuation of the Company shall become RMB 200 million immediately after the Transactions.

	Shareholder	Contribution (RMB)	Registered Capital/Equity Percentage
1	Kingstone Technology Hong Kong Ltd	40,000,000	82.25%
2	Suzhou Zhuo Jing Investment Center (LP)	8,632,219	17.75%
	Total	48,632,219	100%

2.4.	Concurrently with the Capital Increase, the New Shareholder shall purchase from the Existing Shareholder, and the Existing Shareholder shall sell to the New

Shareholder, 13.5% of the equity interest of the Company (“Equity Transfer”) for a price of RMB 27,000,000 (“Equity Purchase Price”).

2.5.
The Capital Increase and the Equity Transfer shall be collectively referred to as the “Transactions” and following completion of the Transactions, the shareholding of the Company shall be as follows and the Company will be converted from a wholly foreign-owned enterprise into a Sino-foreign joint venture enterprise.

	Shareholder	Equity Percentage	Corresponding Registered Capital Contribution
1	Kingstone Technology Hong Kong Ltd	68.75%	33,434,651
2	Suzhou Zhuo Jing Investment Center (LP)	31.25%	15,197,568
	Total	100%	48,632,219

3.	Representations and Warranties

3.1.	Each Party makes the following representations and warranties to the other:

（1）	It is a corporate legal entity duly established according to the applicable law and validly exists.

（2）	In case of the New Shareholder, the sources of the funds used for the Capital Increase and the Equity Transfer are legitimate and subject to no liens or restrictions.

（3）	The execution and performance of this Agreement by it does not violate any applicable laws, regulations, or its corporate organizational document or any agreements with any third party.

（4）	It has obtained all corporate authorizations, and all consents and approvals in accordance with applicable laws and regulations that are necessary for it to enter into and perform this Agreement.

（5）
As of the Effective Date, the Company has the legitimate rights to own or use the Company name, brands, trademarks, patents, trade names and brand, website name, domain name, proprietary technology, all operational permits and other related intellectual property rights, licensing rights it currently uses for its business operation.

3.2.
The New Shareholder, as a professional investor, has performed a detailed due diligence of the Company and is fully aware of the status, conditions, assets and liabilities of the Company. It is expressly understood and agreed that the Transactions are subject to the Company being “as is, where is” and that the Existing

Shareholder does not make and hereby disclaims any representations and warranties regarding the conditions of the Company.

4.	Covenants of the Parties

4.1.
As of the Effective Date and during the duration of the Company, the Existing Shareholder warrants that the Company is the only entity owned by the Existing Shareholder that owns ion implantation equipment, and engages in processing services business and related activities. Without the mutual agreement of the Existing Shareholder and the New Shareholder, the Existing Shareholder may not establish, or engage in any other form (including but not limited to acting as shareholders, partners, directors, supervisors, employees, agents, etc.) the establishment of, any entity that engage in in the same kind of business or products or any entity relating to the Company’s businesses. Unless approved by all shareholders of the Company, the Existing Shareholder shall not directly or indirectly engage in any business that is the same as or similar to the business of the Company to avoid any direct or indirect competition or potential competition with the business of the Company. In the future, any business opportunities that may compete with the Company's business shall be made available to the Company.

4.2.
After completion of the Transactions, save for any transactions that exist as of, and continue to be valid after, the completion of the Transaction, without a proper decision making process as provided in the New AOA, the Company shall not engage in any related party transactions which may adversely affect the Company's interests or create a significant impact on the business of the Company. If any related party transactions are necessary to carry on, or beneficial to, the business of the Company, such transactions shall be subject to due process as provided under the New AOA and arm-length pricing.

4.3.
Subject to the New AOA, unless unanimously approved by all the shareholders of the Company, the Company shall not provide any guarantees to any third party. Each shareholder promises not to conduct any transaction that may impair the interest of the Company.

4.4.	The Company should ensure that the shareholders of the Company have the right to stay informed about Company’s management, Company’s business development.

5.	Transaction Process

5.1.
Within 15 working days after the Effective Date, (i) the New Shareholder shall contribute the Capital Amount to the bank accounts of the Company, among which RMB 24,500,000 shall be wired to a bank account of the Company that is controlled by Amtech and RMB 11,000,000 shall be wired to an account designated by the Company; and (ii) the Parties and HSBC China (the “China Escrow Agent”) shall execute an escrow agreement in the form as agreed by the parties thereto for the China Escrow Agent to receive and manage the payment of the Equity Purchase Price (“China Escrow Agreement”) and open an escrow account pursuant to the

China Escrow Agreement (the “China Escrow Account”). Immediately upon the China Escrow Account is opened, the New Shareholder shall deposit the full Equity Purchase Price to the China Escrow Account.

5.2.
Within 15 working days after all the closing conditions set forth in Article 6 have been satisfied or waived, the Parties shall, and shall cause the Company to (i) proceed to change the company registration of the Company with Registration Authority to register the Capital Increase and the Equity Transfer, the new AOA and New Shareholder as a shareholder of the Company, and (ii) obtain the new business license of the Company.

5.3.
Within 5 working days after the new business license of the Company is issued, (i) the New Shareholder and the Existing Shareholder shall cause and ensure the Company to repay all the principal (USD 3.7 million) under the Loan Agreement dated December 9, 2011; and (ii) the New Shareholder shall complete all the approvals, registrations and clearances necessary for payment of the Equity Purchase Price to the Existing Shareholder, including without limitation the registration of the Equity Transfer with SAFE.

5.4.
If the New Shareholder is required under the PRC laws to make a filing to any PRC tax authority in connection with the Equity Transfer or to withhold any taxes from the Equity Purchase Price on behalf of the Existing Shareholder, prior to making such filing or any payment to the tax authority, the New Shareholder shall obtain a prior written approval from the Existing Shareholder to (i) all the documents to be filed to the tax authority and (ii) the taxable amount and the amount of tax to be paid. Any withholding taxes as determined by the tax authority and confirmed by the Existing Shareholder may be deducted from the Equity Purchase Price. The Existing Shareholder shall instruct the China Escrow Agent according to the China Escrow Agreement to release the withholding tax amount to the competent tax authority directly.

5.5.
Within 3 working days after completion all the actions under Article 5.3(ii), the Existing Shareholder shall instruct the China Escrow Agent to release the full amount of the Equity Purchase Price, all accrued interest (save for any withholding tax paid to the tax authority pursuant to Article 5.4 if any) to a bank account designated by the Existing Shareholder.

5.6.
The Transactions shall be deemed to have completed and the New Shareholder shall have title and any legitimate rights to the equity interest of the Company only upon (i) the full contribution of the Capital Amount, (ii) Amtech has received the repayment of loan pursuant to Article 5.3 and (iii) the release of the Equity Purchase Price according to this Agreement. After completion of the Transactions, the Parties shall cause the Company to record the New Shareholder in its shareholder registry and issue a capital contribution certificate to the New Shareholder.

5.7.
Upon execution of this Agreement, the Parties shall use their best efforts to fulfill all the closing conditions under Article 6. If any of the closing conditions set forth in Article 6 is not fulfilled or waived before August 30, 2015 or any other date as agreed by the Parties, any Party may terminate this Agreement without any further obligation to the other Party. After all the closing conditions set forth in Article 6 have been fulfilled or waived, neither Party may terminate this Agreement for any reason. The Parties shall cooperate and use its best efforts to complete the company registration procedure under Articles 5.2 and 5.3 and as required by the Registration Authority and SAFE, including without limitation signing additional documents or modifying relevant documents as requested by the Registration Authority and/or SAFE.

6.	Closing Conditions

6.1.
The obligation of the New Shareholder to contribute the Capital Amount or pay any Equity Purchase Price under this Agreement are subject to the fulfillment to the reasonable satisfaction of the New Shareholder (or waiver by New Shareholder in writing) of each of the following conditions:

（1）
The Parties have duly executed the new Articles of Association of the Company in the form attached hereto as Appendix 1 or mutually agreed by the Parties (the “New AOA”), whereby, among other things, the Board of Directors of the Company shall consist of five members, including one member appointed by Amtech, three members appointed by SJ and one member appointed by the New Shareholders.

（2）	The Parties and the China Escrow Agent shall have duly executed the Chinese Escrow Agreement and the China Escrow Account has been opened.

6.2.
The obligations of the Existing Shareholder to complete the Transactions under this Agreement are subject to the fulfillment to the reasonable satisfaction of the Existing Shareholder (or waiver by the Existing Shareholder in writing) of each of the following conditions:

（1）	The Parties have duly executed the New AOA.

（2）
The Parties and the China Escrow Agent shall have duly executed the China Escrow Agreement and the New Shareholder has deposited the full amount of the Capital Amount and the Equity Purchase Price according to Article 5.1.

（3）
The Company and the Existing Shareholder have signed an Exclusive Sales and Service Agreement with Amtech in a form agreed by the parties thereto (“Sales and Service Agreement”) to (i) reaffirm Amtech’s exclusive right to sell and serve the products of the Company, (ii) provide that the Company and/or the Existing Shareholder will purchase from Amtech such exclusive right for US$5.6 million no later than the earlier of (a) March 31, 2016 and (b) the commencement of any public offering process of the Company, and to reaffirm the Company’s right to sell in China prior to the deadline of such purchase, and (iii) Amtech’s non-exclusive sales and service right in connections with the products of the Company after the purchase in item (ii).

7.	Violations and Remedies

7.1.
This Agreement shall be binding on the Parties and enforceable. If any Party fails to fulfill its obligations under this Agreement or any of its representations and warranties under this Agreement is untrue or omitted enormously, that Party shall be considered in default. The defaulting Party shall correct such breach within 15 working days after receiving a notice from the other Party. If the defaulting Party fails to remedy such default within the 15 working days and the non-compliance remains unchanged, unless otherwise provided under Article 5.7, the other Party may terminate this Agreement. If any Party in the course of the Transactions causes other to suffer any loss due to its breach, the breaching Party shall make reasonable and complete compensation to the other Party.

8.	Confidentiality

8.1.
Unless as required by law, the government or the court or the consent of the parties to this Agreement, the parties to this Agreement shall not disclose, reveal to any individuals, enterprises, institutions, government agencies any of the contents of this agreement, information relating to this agreement, and any documents, materials, and information each received from other party, any documents, materials, information, technical secrets or commercial secrets from the Company.

8.2.	This obligation of confidentiality provisions in this agreement shall nevertheless be binding on the parties after this Agreement is canceled or terminated.

9.	Force Majeure

9.1.
If a Party is unable to perform its obligation under this Agreement due to a Force Majeure event, this Party shall immediately notify the other Party in writing, and within 15 working days, shall provide evidential documents to the other Party. In case such Force Majeure event lasts more than 90 days, unless otherwise provided under Article 5.7, either Party may terminate this Agreement.

10.	Severability

10.1.
If any one or more provisions of this Agreement is to any applicable law in any way be regarded as invalid, illegal or unenforceable, the parties to this Agreement have the obligation to proceed with consultation and to re-enter into the alternative terms. However, the validity, legality and enforceability of the remaining provisions of this Agreement will not have any impact from the above matters or its effectiveness will not be impaired.

11.	Effectivity, Change, and Termination

11.1.
This Agreement shall become effective on the Effective Date. This Agreement shall replace and supersede any agreements between the Parties prior to the Effective Date, including the Original Investment Agreement, any MOU and oral agreements.

11.2.	Any change or termination of this Agreement shall take effect only after a written agreement is signed by the parties to this Agreement.

12.	Notification and Delivery

12.1.	Any notice or other communication in connection with this Agreement and sent between the parties shall be in writing and shall be delivered to the address noticed by the receiving party in writing.

12.2.
Except as otherwise provided in this Agreement, any written notice delivered in person or other communication exchanges shall be deemed to have received when delivered and a receipt is signed; any notice sent by courier way or other communication exchanges through postal office after forty-eight hours (legal holidays excluded) deems served; any notice sent by telex or fax sent or other communication exchanges sent successfully deems served; any notice sent by telegram or other communication exchanged in twenty four hours (legal holidays excluded) deems served.

13.	Governing Law and Dispute Resolution

13.1.	The signing, validity, interpretation, implementation and dispute settlement of this Agreement are governed by Chinese law.

13.2.
Any disputes occurred under and relating to this Agreement shall be resolved by the Parties through mutual consultation. If the Parties cannot reach a consensus within 30 days of the occurrence of the dispute the Parties agree that this dispute shall be submitted to the People’s Court where this Agreement was signed. All costs incurred in litigation, including but not limited to legal fees, security fees, notary fees, travel expenses, and attorney fees, should be paid by the losing party.

13.3.
This Article refers to the dispute between the parties pertaining to all disputes arisen from the agreement validity, interpretation of the agreement, fulfillment of the agreement, responsibility of breach of contract, as well as changes to the agreement, rescission, and termination of the agreement.

14.	Other

14.1.
This Agreement and its annexes constitute an indivisible integration, and each part in this integration has the same effect. This Agreement is written in English and Chinese and both versions shall be equally binding.

14.2.
The original of this Agreement has four (4) copies. Each Party holds one (1) copy and one (1) copy is submitted to the administrative department for industry and commerce registration. Any remaining copy is for spare purpose and is maintained by the Company. This Agreement is binding on the parties after signed by the parties, and each copy has the same effect.

[Purposefully left blank below for the signature page of Kingstone Investment Agreement]

[This page intentionally left blank for Kingstone Investment Agreement Signature Page]

Hereby as evidence, the Parties to this Agreement (or authorized representative) at the date and place first set forth in this Agreement, signed this Agreement.

Existing Shareholder

Kingstone Technology Hong Kong Limited
(Seal)

Signature: ___________________
Name: Bradley C. Anderson
Title: Legal Representative

New Shareholder

Suzhou Zhuo Jing Investment Center (LP)
(Seal)

Signature: ___________________
Name:
Title: Authorized Representative

Appendix 1: The Form of the new Articles of Association of the Company